Exhibit 10.4

(Translated from Chinese)

(Translator’s notation: The former name of ” Xi’An Yunchuang Space Information Technology Co., Ltd.” was “Entrepreneurship World Consultants Limited.”)

Contract No.: XAEUNT-2019110907

Drop-shipping Cooperation Agreement

Place of Signing: Xi’an

Date of Signing: November 9, 2019

Drop-shipping Cooperation Agreement

Party A: Xi’an Chuangyetianxia Network Technology Co., Ltd.

Address: Room 7, 9F Headquarters, Building 2, Saigao City Plaza, No. 170 Weiyang Road, Xi’an Economic and Technological Development Zone, Shaanxi Province

Party B: Entrepreneurship World Consultants Limited

Address: Room 1216, 12/F Hongfu Building, North Avenue, Lianhu District, Xi’an City

The Agreement is entered into by and between the Parties hereto based on free will, equality, and mutual profit through negotiation on merchandise supply, sale, and shipment, etc. pursuant to the Contract Law of the People’s Republic of China and other relevant laws and regulations. The Parties hereto shall observe the Agreement.

Article I. Objective of Cooperation (attachment may be added for detail)

1. Details of purchased commodities (the confirmation of reconciliation of each batch shall prevail)

Product Name	Specification	Qty	Preferential Price Mandated by Party B (RMB)	Sales Price Mandated by Party B (RMB)	Tax-included Unit Price (RMB)	Total (RMB)	Remarks
Deshengtang Grape Peel Extract Pill	0.4g/pill* 60 pills/bottle* 2 bottles						The unit price in the contract includes tax and freight. As for the specific quantity and price, the confirmation of reconciliation shall prevail

Deshengtang Rhodiola, American Ginseng, Ganoderma, and Pueraria Particle	4g/bag* 30 bags

Deshengtang Blueberry Xangold Pill	0.5g/pill* 60 pills/bottle* 2 bottles

Taimeili Collagen Compound Powder	5g/bag* 30 bags

Taimeili Coffee Flavored Collagen Powder	10g/bag* 12 bars

Frozen Dry Powder Set	100mg* 8 tubes/collagenase stoste 7ml* 8 tubes/box

Far IR Upgraded Women’s Pants	Pants

Dingyang Moistening Facial Mask (Normal)	25ml* 5 pills/box

Dingyang Moistening Facial Mask (Active)	25ml* 5 pills/box

Sanhao Congwa Milled Rice with Embryo	4 bags* 150g

Multi-functional Concentrated Detergent Powder	2 boxes * 400g

Revitalizing Toothpaste	60g/box

NAD+ Skin Moistening Facial Mask	25ml* 5 pills/box

Silu Wenguan Tea	4g/bag* 30 bags/box

Graphene Multi-functional Fitness Belt	Belt

Selenium-rich Qingdeng Rice	5kg/bag

Mengji Xiaodui Children’s Vacuum Cup	Set

Cuidaxian Sapphire Non-stick Pan	Pan

Cuidaxian Pressure Cooker	Cooker

Jindaobo SOD Selenium-rich Ecological Rice	Bag

Xinpaijing Anion Glasses (Yellow)	Pair

Xinpaijing Anion Glasses (White)	Pair

2. Party B shall designate the preferential price and sales price of commodities sold at Party A’s mall. As for the details, Party B’s guide price shall prevail. The range of preference shall be: 0.1%-40%.

Article II. Mode of Purchase & Sale

Party A shall purchase and sell the aforesaid commodity as object of cooperation from and to Party B. Party B shall take charge of logistics, deliver the commodities listed in Party A’s shipment order to the designated receipt in each order in a unified manner according to the stipulated time and convenient mode of transportation, and guarantee the rights and interests of all mall customers on Party A’s Chuangyetianxia platform to promote the healthy and sustainable development of the platform.

Article III. Commodity Quality and Shipping Requirement

1. The product quality must meet the corresponding national standard. If there is no national standard, the industrial standard shall prevail. Besides, Party A’s requirements shall be strictly obeyed. In case of inconsistent standard articles, the articles required by Party A or the articles most capable of guaranteeing Party A’s lawful interest shall prevail.

2. The internal package of all products shipped must be intact, and the external package shall be regular packing cases. Neither shall break before arrival.

3. Party B shall ship the ordered goods within 24h since Party A has issued the shipment order, and send back or upload the corresponding order number and logistics document number as Party A requires, for the convenience of both parties to synchronize the logistics tracks.

4. Party B must make sure the shipping address and consignee information are identical to the information on the shipment order from Party A. If Party A’s order information is found obviously wrong, Party B must point it out to Party A before shipment instead of ignoring the mistake.

Article IV. Goods Acceptance, Supervision, and Spot Check

Party A has the right to inspect the goods regularly or at random. The product inspection may be entrusted by Party A at its discretion. In case of objection, the Parties hereto may negotiate to appoint a testing body for secondary inspection. Party B shall handle the objection arising from product quality issue, and cover the testing fees.

Article V. Mode of Settlement

1. Party B shall settle the order 15 days after Party A’s shipping date, and pay for the goods after the Parties hereto confirm the actual amount of each order. The amount shall be subject to the confirmation of reconciliation confirmed by the Parties hereto.

2. Party B shall pay all freights (freights for shipping, return, and replacement), and shall not charge extra for each order.

3. The Parties hereto agree that the payment for goods purchased by Party A shall be made to Party B in form of transfer. The transfer voucher shall serve as the valid basis of payment.

4. Party B’s payee account information (if the following information changes, Party B shall notify Party A in a timely manner).

Name: Entrepreneurship World Consultants Limited

Taxpayer’s registration number: 91610100MA6TNE505E

Address: Room 1216, 12F Hongfu Building, North Avenue, Lianhu District, Xi’an City

Tel.: 18710088818

Opening Bank: Bank of China Xi’an Economic and Technological Development Zone Sub-branch

Account No.: 102884172800

Article VI. Rights and Obligations of Party A

1. Party A shall possess the qualification needed for running relevant businesses hereunder, and assume the legal liabilities attributable to Party A’s businesses.

2. Within effectiveness of the Agreement, Party A shall guarantee the normal running of Chuangyetianxia platform mall except force majeure.

3. Party A has the right to select or replace the ordered commodities based on the category, type, and quantity in the commodity list from Party B, but shall notify Party B 3 working days in advance (if “working day” is not expressly mentioned hereunder, it shall refer to natural day), to which Party B holds no objection.

4. When Party A replaces Party B’s commodities specified hereunder, it shall notify Party B 3 days in advance. As for the product details and price, the commodity list confirmed by Party A shall prevail.

5. Party A shall place order to Party B in email. The content of order shall include: commodity name, model, quantity, consignee, address, and other necessary information for Party B to perform the contractual obligations.

6. In case of return due to commodity quality, etc. after the trade is over, Party A shall notify Party B to handle the case in a timely manner.

7. Party A shall provide Party B with the payment for goods in accordance with the mode of settlement hereunder. If Party A fails to settle the payment in a timely manner, Party A shall pay overdue fine at 0.05% per day.

8. Party A shall keep confidential Party B’s information involved during the cooperation between the Parties hereto.

Article VII Rights and Obligations of Party B

1. Party B shall possess the qualifications for the production and sales of relevant commodities hereunder, and assume relevant legal liabilities attributable to Party B’s businesses. Party A must be provided with the qualifications in attachments to the Agreement. The documents and information on the production and sales qualification of relevant businesses provided by Party B shall be truthful. If not, Party B shall indemnify Party A and third parties.

2. Party B shall guarantee to provide commodities pursuant to the laws and regulations without infringing the lawful rights and interests of any third party (including but not limited to right of portrait, right of reputation, intellectual property right, etc.) In case of infringement on the rights and interests of a third party, Party B shall replace or recall the defective products, and cover all indemnities and losses arising from infringement. If loss is incurred to a third party, Party B shall indemnify the third party; if loss is incurred to Party A, Party B shall indemnify Party A.

3. Party A shall provide drop-shipping service for commodities purchased by Party A, and ship within 24h after Party A places the order. Party B shall cover the logistics fee.

4. In general, Party B does not undertake the after-sales consulting from mall customers. Party A’ s customer service shall accept the consulting and answer the after-sales doubts from customers. In special cases, if Party B needs to explain the product installation process, application method, etc. to customers, it shall be detailed, patient, and passionate instead of intolerant, negligent or perfunctory tone or behavior. If the aforesaid act causes the customer to complain to Party A, Party B shall cover double the loss of the customer therefrom; in case of quality issue or the customer’s personal or property damage arising from quality issue, Party B shall assume the liability for redoing, replacement, and indemnity, etc. and cover all expenses and reputation losses therefrom.

5. Party B shall provide Party A with drop-shipping service. If the customer raises objection against Party B’s product quality, Party B shall handle the replacement of goods required by the customer; in case of problems during logistics, such as commodity destruction, loss, quality issue, or other issues regarding product use, leading to user drain, complaint, or indemnity, Party B shall take charge of after-sales service and assume all liabilities, and shall not charge any extra fee.

6. If the commodities from Party B do not comply with the requirements in the order, the customer has the right to reject the commodities, and Party B shall undertake replacement or refund for no reason within 7 days. As for defective products, if the customer cannot acknowledge on site upon receiving, Party B shall not reject the refund or replacement on the excuse of no OOBA upon receiving.

7. Party B shall guarantee adequate stock of products. If Party B cannot supply in due time, it shall communicate with Party A 3 days in advance, and may only change the delivery date after receiving Party A’s written consent. Without just cause, Party B shall not reject order or mode of packaging or transportation specified hereunder.

8. Party B shall issue VAT special invoice for the amount paid in the current month to Party A on each natural month.

9. Party B shall keep confidential the information and trade secret of Party A and its customers acknowledged during cooperation, and shall by no means disclose or use the information or trade secret to any third party beyond the Agreement.

10. Party B promises that the commodities sold are originals that meet the quality requirements. If fake product is found, apart from the aforesaid liability for default, Party B shall assume the liability for indemnity ten times the value of fake product.

Article VIII Force Majeure

In case of force majeure during contract performance, such as earthquake, typhoon, flood, fire, and other natural disasters, war, riot, strike, etc. where Party B is unable to perform the Agreement or needs to revise it, Party B shall notify Party A in a timely manner, exert the utmost efforts for remedy, and provide written materials on such force majeure. The Parties hereto shall evaluate whether to revise or to terminate the Agreement based on the impact of force majeure on performance of the Agreement, and whether to exempt the other party partially or entirely from obligations hereunder.

Article IX. Effectiveness, Termination, and Rescission of Agreement

1. The Agreement shall be effective from November 9, 2019 to May 8, 2020, and shall come into force upon being signed and affixed with official seal by the legal representative, legal person, or authorized representative of the Parties hereto. If the term of agreement expires, and the Parties hereto decide to continue the cooperation, the effectiveness of the Agreement shall be automatically renewed for / years without the need to sign an agreement again, and the rights and obligations between the Parties hereto shall remain applicable to relevant provisions hereunder. If either party expresses not to renew the Agreement, it shall notify the other party in writing in advance a month before the expiry of the Agreement, and the Agreement shall be automatically terminated upon expiry.

2. Party A has the right to cancel the Agreement in any of the following cases:

(1) Party B’s commodity is defective and Party B refuses to refund or replace the commodity.

(2) Party B fails to make duly shipment as specified for more than 5 times.

Article X. Liability for Default

1. If the Parties hereto fail to perform obligations according to the Agreement, the failing party shall be deemed as defaulting. The observant party has the right to ask the defaulting party to indemnity it for the losses therefrom.

2. If Party A asks to cancel the Agreement in accordance with the cases set forth in Article 9.2 hereunder, Party B shall cover all losses of Party A and its customers therefrom.

Article XI. Miscellaneous

1. The Agreement is made in duplicate. The Parties hereto shall hold one duplicate each. The attachments to the Agreement shall bear equal legal force.

2. Any dispute related to the performance of the Agreement and attachments to the Agreement may be settled between the Parties hereto through negotiation in the first place; if negotiation fails, either party may file a lawsuit to the people’s court where the Agreement is signed.

Party A: (Signature or Seal): Xi’an Chuangyetianxia Network Technology Co., Ltd.

Legal Representative:

Contact Information: 18602970818

Date of Signing: November 9, 2019

Party B: (Signature or Seal): Entrepreneurship World Consultants Limited

Legal Representative:

Contact Information:

Date of Signing: November 9, 2019

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